UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2024

Perspective Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33407	41-1458152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 Elliott Avenue, Suite 320
Seattle, Washington		98121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (206) 676-0900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CATX	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 12, 2024 (the “Closing Date”), Perspective Therapeutics, Inc. (the “Company”) completed the sale of substantially all of the assets (the “Closing”) of Isoray Medical, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Isoray”), to GT Medical Technologies, Inc., a Delaware corporation (“GT Medical”).

As previously disclosed, on December 7, 2023, Isoray entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) by and among Isoray, the Company, and GT Medical pursuant to which Isoray sold to GT Medical, and GT Medical purchased from Isoray, all of Isoray’s right, title and interest in and to substantially all of the assets of Isoray related to Isoray’s commercial Cesium-131 business (the “Business”) including equipment, certain contracts, inventory and intellectual property (the “Asset Purchase”). Subject to limited exceptions set forth in the Asset Purchase Agreement, GT Medical did not assume the liabilities of Isoray.

Pursuant to the terms of, and subject to the conditions specified in, the Asset Purchase Agreement, at the Closing, (i) GT Medical issued to Isoray 279,516 shares of GT Medical’s common stock, par value $0.0001 per share, representing 0.5% of GT Medical’s issued and outstanding capital stock on a fully diluted basis as of the Closing, excluding Series C-1 warrants which, if exercised, will reduce Isoray's ownership to 0.44% of GT Medical's issued and outstanding capital stock on a fully diluted basis (the “Stock Consideration”) and (ii) Isoray has the right to receive, and GT Medical is obligated to pay, certain cash royalty payments during each of the first four years beginning upon Closing Date (each such year, a “Measurement Period”), as summarized below:

•
with respect to GT Medical’s net sales of Cesium 131 brachytherapy seeds for cases that do not utilize GT Medical’s GammaTile Therapy: (a) if such net sales for a Measurement Period are $10 million or less, 3.0% of such net sales; (b) if such net sales for a Measurement Period are greater than $10 million and less than $15 million, 4.0% of such net sales; and (c) if such net sales for a Measurement Period are $15 million or more, 5.0% of such net sales; and
•
with respect to GT Medical’s net sales of GT Medical’s GammaTile Therapy utilizing Cesium 131 brachytherapy seeds: 0.5% of such net sales for a Measurement Period.

The Stock Consideration has no registration rights and transfers of the Stock Consideration are subject to a right of first refusal on behalf of the other stockholders of GT Medical and GT Medical as further described in the Asset Purchase Agreement.

Isoray also has agreed that, for the period commencing on the Closing Date and continuing until the third anniversary thereof, neither it nor any of its affiliates will, directly or indirectly, operate, perform or have any ownership interest in any business that designs, develops, manufactures, markets, sells, installs or distributes products that are competitive with the activities of the Cesium-131 Business, which is defined as the manufacturing, refinement, commercialization, use, marketing, sale, and distribution of Cesium-131 and brachytherapy seeds containing Cesium-131.

The representations and warranties contained in the Asset Purchase Agreement were made solely for the benefit of the parties thereto. Persons not party to the Asset Purchase Agreement, including, without limitation, the Company’s stockholders, and other investors, should not rely on the representations and warranties contained in the Asset Purchase Agreement, or any descriptions thereof, including those contained in this Current Report on Form 8-K, as characterizations of the actual facts or conditions applicable to the Company, Isoray, GT Medical or any of their respective affiliates.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, which is filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 12, 2023 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed consolidated financial information of the Company as of and for the year ended December 31, 2023 is filed as Exhibit 99.1 hereto and is incorporated into this Item 9.01(b) by reference.

(d) Exhibits.

Exhibit No.	Description
99.1	Perspective Therapeutics, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERSPECTIVE THERAPEUTICS, INC.

Date:	April 16, 2024	By:	/s/ Johan (Thijs) Spoor
Johan (Thijs) Spoor Chief Executive Officer